Exhibit 10.24

MoSys, Inc.

755 N. Mathilda Dr.

Suite 100

Sunnyvale, California  94085

November 8, 2007

Mr. Leonard Perham

Dear Len:

MoSys, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer and President (“CEO”).  This offer letter generally sets forth the terms and conditions of the Company’s offer of employment.  This offer letter is intended to be a binding agreement, and if the terms contained in this offer letter are acceptable to you, please acknowledge your acceptance by signing in the signature block, below.  The Company’s offer of employment is conditioned upon: (1) your presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the I-9 form required by law within three business days of the commencement of your employment with the Company; (2) your consent to, and satisfactory completion of, a background check; (3) your completion of the Company’s standard Directors and Officers Questionnaire and the Company’s satisfactory review of your responses; and (4) ratification of this offer by the Company’s board of directors (the “Board”).

As CEO, you will report directly to the Board.  You agree to perform the duties set forth in this letter, as well as any other reasonable duties determined by the Board.  Our mutual expectations regarding the primary duties of this position are as follows: (1) all duties, authorities and responsibilities customary for a chief executive officer of a public company, including executive responsibility for developing strategic direction and all operational activities of the Company, (2) ultimate management responsibility for all employees of the Company, and (3) preparation and submission of an operating plan to the Board on a quarterly basis, which shall serve to provide the scope of operational authority.  You also will be elected to the Board to fill an existing vacancy and will be nominated for election to the Board at the next annual meeting of stockholders as long as you remain the CEO.

Your starting salary will be approximately $8,333 semi-monthly ($200,000 on an annualized basis).  Your base salary will be paid in accordance with the Company’s normal payroll procedures and will be subject to applicable withholding required by law.  You also will be eligible to participate in any Company’s executive bonus plan, with an annual bonus upon achievement of stated objectives, as determined by the Board, in its sole discretion.

You will be granted an option to purchase 800,000 shares of the Company’s common stock, which shares will vest in equal monthly installments at the end of each of the first 24 calendar months of your employment, with November 30, 2007 being the first such vesting date.  Vesting of this option will accelerate in full upon a Change-in-Control. In addition, you will be granted an option to purchase 350,000 shares, which option will vest as to 80% of these shares if the Stock Price (as defined herein) of the Company’s common stock is $10 per share and pro rata as to the remaining shares for each $.01 increase in the Stock Price up to $12 per share.  In addition, you will be granted an option to purchase 100,000 shares, which option will vest as to 50% of these shares if the Stock Price is $13 per share and pro rata as to the remaining shares for each $0.01 increase in the Stock Price up to $15 per share.  All of such options will vest only while you remain continuously employed by the Company.  We intend that these options will be granted today upon approval by the Board, or its Compensation Committee, with an exercise price equal to the closing price of a share of common stock on the NASDAQ Global Market today.  The terms of these options will be set forth in option agreements approved by the Board or its Compensation Committee.  These options will be granted as new employment inducement grants under the NASDAQ Marketplace Rules and not pursuant to the Company’s existing option plan.

As used herein, “Stock Price” means the average closing price of a share of the Company’s common stock on the NASDAQ Global Market (or other applicable exchange listing or principal trading market for the common stock) during a consecutive 90-calendar day period within the next two years; provided that in the case of a Change-in-Control such determination shall be made as of the 90-calendar day period ending on the third business day immediately preceding the date on which the Change-in-Control occurs.

As used herein, “Change-in-Control” means the occurrence of any of the following:

(i)  an acquisition after the date of this offer letter by an individual, an entity or a group in one or more related transactions (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s stockholders) of 45 percent or more of the Company’s common stock or voting securities; or

(ii)  consummation of a complete liquidation or dissolution of the Company or a merger, consolidation, reorganization or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which (A) the stockholders of the Company receive 50 percent or more of the stock of the corporation resulting from the Business Combination and (B) at least a majority of the board of directors of such resulting corporation were incumbent directors of the Company immediately prior to the consummation of the Business Combination, and (C) after which no individual, entity or group (excluding any corporation or other entity resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) who did not own 45 percent or more of the stock of the resulting corporation or other entity immediately before the Business Combination owns 45 percent or more of the stock of such resulting corporation or other entity.

You also will be eligible to participate in the Company’s  employee benefit plans, including our standard major medical, dental, life, short and long term disability, vision insurance benefits, our flexible benefit plan, paid holidays, personal time off (PTO) and the Company’s 401(k) plan.  You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration as provided in the Mutual Agreement to Arbitrate, a copy of which is attached for your reference.  You agree to execute and deliver the Mutual Agreement to Arbitrate and the Company’s standard form of Employment Confidential Information and Invention Assignment Agreement (“Proprietary Rights Agreement”) in connection with your acceptance of this offer letter.

To indicate your acceptance of the Company’s offer, please sign and date this letter agreement in the space provided below and return it to me.  This offer will expire on Friday, November 9, 2007 at 5:00 p.m.

This letter agreement, along with the applicable stock option agreements, Mutual Agreement to Arbitrate and Proprietary Rights Agreement between you and the Company, together with the Company’s standard employment policies and procedures in effect from time to time constitute the entire terms of your employment with the Company and supersede all prior representations or agreements, whether written or oral.  This letter agreement is to be governed by California law.  To the extent that any of the terms of this offer letter agreement or any of the foregoing agreements conflict with the Company’s standard employment policies and procedures in effect from time to time, the former shall govern.  This letter may not be modified or amended except by a written agreement signed by the Chairman of the Compensation Committee and by you.

If you have any questions, please feel free to call me.  We look forward to your favorable reply and to a productive and exciting working relationship.

Sincerely,

/s/ James Kupec
James Kupec
Chairman of the Compensation Committee
ACCEPTED AND AGREED TO
This 8th day of November, 2007

/s/ Leonard Perham
Leonard Perham

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between MoSys, Inc., a Delaware corporation (the “Company”), and me during or following my employment with the Company, and that those differences may or may not be related to my employment.  I understand and agree that by entering into this Agreement to Arbitrate Claims (“Agreement”), I anticipate gaining the benefits of a speedy, impartial dispute-resolution procedure.

Except as provided in this Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement.  To the extent that the Federal Arbitration Act either is inapplicable or held not to require arbitration of a particular claim or claims, California law pertaining to agreements to arbitrate shall apply.

I understand that any reference in the Agreement to the Company will also be a reference to its subsidiaries or related entities, and all successors and assignees of any of them.

Claims Covered by the Agreement

The Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present or future, whether or not arising out of my employment (or its termination), that the Company may have against me or that I may have against the Company or against its officers, directors, employees or agents in their capacity as such or otherwise.  The only claims that are arbitrable are those that in the absence of this agreement, would be justiciable under applicable state or federal law.  The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except claims under an employee benefit or pension plan that either (1) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (2) is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded elsewhere in this Agreement.

Claims Not Covered by the Agreement

Claims by me for workers’ compensation or unemployment compensation benefits are not covered by this Agreement.

Either party can apply to a court of competent jurisdiction for provisional remedies in connection with arbitrable controversies as contemplated by California Code of Civil Procedure Section 1281.8.

Administrative Exhaustion

As a condition of arbitration, a statutory claim of discrimination, harassment, or retaliation must be filed first with the Department of Fair Employment and Housing and/or the Equal Employment Opportunity Commission within the time limits set forth by state and federal law and must be exhausted through the applicable agency, prior to being submitted to arbitration, or such claims are waived.

Required Notice of All Claims and Statute of Limitations

The Company and I agree that the aggrieved party must give written notice of any claim to the other party and to the American Arbitration Association (“AAA”) within the limitations period for whatever claims are being asserted.

Written notice to the Company, or its officers, directors, employees or agents, shall be sent to its Chief Executive Officer at the Company’s main office.  I will be given written notice at the last address recorded in my personnel file.

The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.  The notice shall be sent to the other party by certified or registered mail, return receipt requested.

Failure to make a written demand within the applicable statutory period constitutes a waiver to raise that claim in any forum.

Applicable Law And Discovery

The arbitrator shall apply applicable California and/or Federal substantive law and the California evidence code to the proceeding.  The parties shall be entitled to conduct reasonable discovery, including conducting deposition, requesting documents and requesting responses to interrogatories.  The arbitrator shall have the authority to determine what constitutes reasonable discovery.  The arbitrator shall hear motions for summary disposition as provided in the California Code of Civil Procedure.

Arbitration Procedures

The arbitration will be held under the auspices of the AAA.  The Company and I agree that, except as provided in this Agreement, the arbitration shall be in accordance with the AAA’s then-current employment rules for employment disputes.  The arbitrator shall be either a retired judge, or an attorney licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”).  The arbitration shall take place in San Jose, California.

Either party may obtain a court reporter to provide a stenographic record of proceedings.  Either party, upon request at the close of hearing, shall be given leave to file a post-hearing brief.  The time for filing such a brief shall be set by the Arbitrator.

Arbitration Fees and Costs

The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator and the arbitration; provided, however, that if I am the party initiating the claim, I am responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which I am (or was last) employed by the Company.  Each party shall pay for its own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, or if there is a written agreement providing for fees, the Arbitrator may award reasonable fees to the prevailing party, under the standards for fee shifting provided by law.

Written Award

The arbitrator shall prepare in writing and provide to the parties a decision and award that includes factual findings and the reasons upon which the decision is based.  The arbitrator shall be permitted to award only those remedies in law and equity that are requested by the parties and allowed by law.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.

Sole and Entire Agreement

This is the complete agreement of the parties on the subject of arbitration of disputes, except for any arbitration agreement in connection with any pension or benefit plan.  This Agreement supersedes any prior or contemporaneous oral or written understandings on the subject.  No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

Severability

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.

Not an Employment Agreement

This Agreement is not, and shall not be construed to create, any contract of employment, express or implied.  Nor does this Agreement in any way alter the “at-will” status of my employment.

Voluntary Agreement

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

Dated:	Nov. 8, 2007	/s/ Leonard Perham
Signature of Employee

Leonard Perham
Print Name of Employee

Dated:	Nov. 8, 2007	MOSYS, INC.
a Delaware corporation

		By:	/s/ James Kupec

		Its:	Chairman of the Compensation Committee